Exhibit 99.1
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[GRAPHIC OMITTED]


Contact:    Robert J. Adamson
            President and Chief Executive Officer
            (561) 322-1303

                   MEDICAL STAFFING NETWORK HOLDINGS ANNOUNCES
                       RECORD REVENUES FOR FOURTH QUARTER,
                      GROWTH OF 45% OVER PRIOR YEAR QUARTER
                      _____________________________________

    Issues Revenue Guidance For Q1 2003 Up 38% To 42% Over Prior Year Quarter

Boca Raton, Fla. (February 18, 2003) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading medical staffing company and the largest provider of per diem nurse staffing services in the nation, today reported record revenues of $137.2 million for the fourth quarter of 2002, which is an increase of 44.6% over revenues of $94.9 million for the fourth quarter of 2001. Net income increased to $3.9 million, or $0.13 per diluted share, for the fourth quarter of 2002 compared with a net loss attributable to common stockholders of $8.8 million, or $4.09 per diluted share, for the prior year fourth quarter. Excluding the previously announced $3.8 million pretax charge recorded in the quarter relating to a client bankruptcy, net income for the fourth quarter of 2002 increased to $6.2 million, or $0.20 per diluted share. Excluding charges in 2001 related to the Company's recapitalization and early extinguishment of debt, both of which occurred in the fourth quarter, and the pro forma effect of the cessation of amortizing certain goodwill and intangibles as if the Company had adopted the provisions of Statement of Financial Accounting Standards No. 142 in 2001, the Company had net income of $2.1 million, or $0.09 per diluted share, for the fourth quarter of 2001 (see accompanying table). The adjusted net income and per share amounts (non-GAAP measures) have been provided because the Company believes they offer a meaningful comparison of operating performance between periods. Earnings before interest, taxes, depreciation, amortization, refinancing costs and non-recurring recapitalization expenses (EBITDA, a non-GAAP measure) increased to $9.2 million for the fourth quarter of 2002 from $8.6 million for the fourth quarter of 2001. Excluding the $3.8 million charge, fourth quarter 2002 EBITDA was $12.9 million. The Company believes that EBITDA is a useful supplement to net income (loss) as an indication of operating performance. However, it should not be considered in isolation or as a substitute for measures of performance in accordance with accounting principles generally accepted in the United States.

Robert J. Adamson, president and chief executive officer of Medical Staffing Network Holdings, commented, "We are pleased to report record revenues for the fourth quarter of 2002 and a 41% increase in full year 2002 revenues over 2001. Of particular note is the fact that over 80% of our year-over-year revenue growth came from organic sources. Our growth has been driven by our continued consolidation of market share in the highly fragmented $5 billion nurse per diem industry together with our successful diversification into allied healthcare staffing specialties. Medical Staffing Network Holdings is the largest provider in the nurse per diem industry and has significant long-term growth opportunities as it continues to aggregate market share. Based on our success to


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MRN Announces Record Revenues for Fourth Quarter
Page 2
February 18, 2003


date with our de novo and product line diversification programs, the Company further expanded its organic growth initiatives in the second half of 2002. We made significant investments in our travel nurse division, allied branch-in-branch program as well as rolling out new product specialties within our core allied healthcare staffing division. As a result of this investment, revenue from our branch-in-branch operations almost tripled in the fourth quarter of 2002 as compared with the fourth quarter of 2001, and fourth quarter 2002 revenue for our travel nursing division is up over 50% over last year's fourth quarter.

"Consistent with our previous organic growth initiatives, particularly our highly successful de novo program, these programs result in near-term dilution of earnings but provide the Company with the capacity to sustain an above market growth rate. The outcome of our successes in consolidating per diem market share and diversifying our product lines short term is reflected in our guidance for revenues for the first quarter of 2003, representing a year-over-year increase of 38% to 42%. We believe this growth rate is the strongest in our industry. We continue to believe that the $5 billion per diem nurse market provides the best long-term growth opportunity within the overall healthcare staffing industry.

"While reviewing the various growth opportunities available to the Company, we have recently made the decision to discontinue our physician staffing operation, which contributed less than 1% of our company-wide revenues and did not offer us a meaningful organic growth opportunity. The costs associated with the closure of this service line have been reflected in our first quarters' earnings guidance."

Gross profit increased 42.3% for the fourth quarter of 2002 over the same period in 2001 as a result of the growth in revenues. The gross margin of 24.7% for the fourth quarter of 2002 decreased slightly from the gross margin of 25.1% for the fourth quarter of 2001. The decrease is attributable to the impact of recent acquisitions and an increasing percentage of revenues being contributed by nursing operations, which operate at a lower gross margin percentage than our allied business lines.

Selling, general and administrative expenses (including provision for doubtful accounts) increased to 16.6% of revenues in the fourth quarter of 2002 from 14.3% for the fourth quarter of 2001, due to the aforementioned $3.8 million charge taken by the Company in the fourth quarter of 2002. Excluding the charge, selling, general and administrative expenses decreased to 13.8% of revenues, primarily as a result of the maturation of the Company's 2001 de novo branches. In addition, corporate and administrative expenses declined to 1.4% of revenues for the fourth quarter of 2002 compared with 1.7% for the prior year quarter, as the Company continued to leverage its operating expenses.

For the year ended December 29, 2002, revenues increased 41.0% to $483.5 million from $343.0 million for the year ended December 30, 2001. Net income increased in 2002 to $17.9 million, or $0.62 per diluted share, from a net loss attributable to common stockholders of $3.1 million, or $0.49 per diluted share, in 2001. Excluding the $3.8 million pretax charge, net income for 2002 increased to $20.1 million, or $0.70 per diluted share. In 2001, excluding the aforementioned special charges, the Company would have had net income of $9.4 million, or $0.34 per diluted share. EBITDA increased 30.7% to $42.4 million in 2002 from $32.4 million in the prior year. Excluding the $3.8 million charge, full year 2002 EBITDA was $46.2 million.


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MRN Announces Record Revenues for Fourth Quarter
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February 18, 2003


Gross profit increased 40.8% for the year ended December 29, 2002, over the same period in 2001, primarily due to the growth in revenues. The gross margin decreased slightly to 25.1% for the year ended December 29, 2002, from 25.2% for the year ended December 30, 2001.

Selling, general and administrative expenses (including provision for doubtful accounts) increased to 14.8% of revenues for the year ended December 29, 2002 from 13.8% for the same period of 2001, reflecting the Company's significant investment in its de novo program and the aforementioned charge taken by the Company in the fourth quarter of 2002. Excluding the charge, selling, general and administrative expenses were 14.0% of revenues for the year ended December 29, 2002. Corporate and administrative expenses declined to 1.5% of revenues for the year ended December 29, 2002 from 1.9% for the same period of 2001.

Business Development Initiatives

In addition to the four previously disclosed acquisitions completed in the first three quarters of 2002, the Company completed the acquisition of the assets of each of Clinical Resource Services, Inc. and Health Search International, Inc. (two companies under common ownership, collectively CRS/HSI)), B&G Nurse Registry, Inc. (B&G) and Travel Nurse International (TNI) in the fourth quarter of 2002. Each company is a provider of temporary healthcare staffing services. The acquisition of these companies is consistent with the Company's strategy to expand its product offerings and market share. CRS/HSI, B&G and TNI are expected to collectively generate annual revenues of over $45 million in 2003.

Medical Staffing Network opened 10 de novo offices during the fourth quarter of 2002. The new office additions bring the total new office openings to 40 for the year. "We successfully achieved our target of opening 40 new per diem locations during 2002. These offices are projected to contribute significantly to our 2003 organic growth. In addition, the Company successfully opened 19 allied branch-in-branch operations and further expanded the range of services offered by its allied staffing group," commented Adamson.

2003 Earnings Guidance

For 2003, the Company expects full year net income per diluted share to be $0.91 to $0.93 on an increase in revenues of 28% to 30% to $620 to $630 million. The Company current plans to open 20 new de novo branches and add 40 to 45 allied branch-in-branch operations during 2003.

For the first quarter of 2003, the Company expects revenues to increase 38% to 42% to $142 to $147 million and expects to generate $0.17 to $0.18 per diluted share, an increase of 30% to 38% over the same period in 2002.

Commented Adamson, "The growth outlined in our 2003 earnings guidance is the result of our continued commitment to investment in multiple growth initiatives. Our guidance for revenues for the first quarter of 2003 represents a year-over-year increase of 38% to 42%, or 4% to 7% sequentially. Our first quarter guidance of $0.17 to $0.18 per diluted share, while a 30% to 38% increase over the same period in the prior year, is a sequential quarter decline from earnings per share of $0.20 (before the charge, as the Company believes this is a more useful measure of quarter-over-


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MRN Announces Record Revenues for Fourth Quarter
Page 4
February 18, 2003


quarter performance) in the fourth quarter of 2002 and is reflective of the near-term dilution from our new growth initiatives discussed above and the costs associated with the closure of our physician staffing business unit. Medical Staffing Network Holdings has had favorable experience from investing in growth opportunities, and, while we regret the near-term dilutive impact on earnings from these initiatives, our experience suggests that the return, in the form of higher than market growth rates, is an excellent outcome."

Conference Call

The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Wednesday, February 19, 2003. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.companyboardroom.com.

Company Summary

Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company owns and operates the country's most extensive network of healthcare staffing branches consisting of over 180 offices in 44 states. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the company's ability to enter into contracts with healthcare facility clients on terms attractive to the company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the company's ability to carry out its business strategy. Additional information concerning these and other important factors can be found within the company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


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MRN Announces Record Revenues for Fourth Quarter
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February 18, 2003


                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                      Three Months Ended       Year Ended
                                      ------------------   -------------------
                                      Dec. 29,   Dec. 30,  Dec. 29,   Dec. 30,
                                        2002       2001      2002        2001
                                      --------   --------  --------   --------
                                          (unaudited)

Service revenues                      $ 137,248  $ 94,926  $ 483,509  $ 342,958
Cost of services rendered               103,338    71,089    361,998    256,667
                                      ---------  --------  ---------  ----------
      Gross profit                       33,910    23,837    121,511     86,291
                                      ---------  --------  ---------  ----------

Operating expenses:
  Selling, general and administrative    18,916    13,056     65,336     45,633
  Provision for doubtful accounts         3,862       547      6,368      1,782
  Corporate and administrative            1,966     1,584      7,386      6,428
  Recapitalization transaction fees           -     6,840          -      7,160
  Loss on early extinguishment of debt        -     4,380          -      4,380
  Depreciation                            1,245       644      4,145      2,139
  Amortization                              131     1,082        343      3,732
                                      ---------  --------  ---------  ----------
      Total operating expenses           26,120    28,133     83,578     71,254
                                      ---------  --------  ---------  ----------

Income (loss) from operations             7,790    (4,296)    37,933     15,037
Interest expense, net                     1,136     4,407      7,603     14,312
                                      ---------  --------  ---------  ----------
Income (loss) before income taxes         6,654    (8,703)    30,330        725
Income tax expense (benefit)              2,728    (1,740)    12,436      2,031
                                      ---------  --------  ---------  ----------
Net income (loss)                         3,926    (6,963)    17,894     (1,306)
Dividends on convertible preferred
  stock                                       -     1,804      3,099      1,804
                                      ---------  --------  ---------  ----------

Income (loss) available to common
  stockholders                        $   3,926  $ (8,767)  $ 14,795  $  (3,110)
                                      =========  =========  ========  ==========

Net income (loss) per share:
  Basic                               $    0.13  $  (4.09)  $   0.70  $   (0.49)
                                      =========  =========  ========  ==========
  Diluted                             $    0.13  $  (4.09)  $   0.62  $   (0.49)
                                      =========  =========  ========  ==========

Weighted average common shares
  outstanding:
  Basic                                  30,110     2,143     21,177      6,338
  Diluted                                31,249     2,143     28,637      6,338

Unaudited Operating Statistics
  (in thousands):
Hours worked by healthcare
  professionals                           3,340     2,736     12,521     10,072


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MRN Announces Record Revenues for Fourth Quarter
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February 18, 2003


                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                        Adjustments to Net Income (Loss)
                      (in thousands, except per share data)

                                      Three Months Ended       Year Ended
                                      ------------------   -------------------
                                      Dec. 29,   Dec. 30,  Dec. 29,   Dec. 30,
                                        2002       2001      2002        2001
                                      --------   --------  --------   --------
                                          (unaudited)

Net income (loss) as reported           $ 3,927  $ (6,963)  $ 17,894  $  (1,306)

Adjustments to net income (loss):

  FAS 142 amortization, net of tax
  effect                                      -       638          -      2,245

  Recapitalization transaction fees,
  net of tax effect                           -     5,707          -      5,778

  Early extinguishment of debt,
  net of tax effect                           -     2,732          -      2,732

  Charge related to bankrupt client,
  net of tax effect                       2,228         -      2,228          -
                                        -------  ---------  --------  -  -------

Total increase to net income (loss)       2,228     9,077      2,228     10,755
                                        -------  ---------  --------  -  -------

Net income as adjusted(1)                 6,155     2,114     20,122      9,449
Dividends on convertible preferred
  stock                                       -     1,804      3,099      1,804
                                        -------  ---------  --------  -  -------

Income available to common
  stockholders                          $ 6,155  $    310   $ 17,023  $   7,645
                                        =======  =========  ========  ==========

Net income per share as adjusted(1):
  Basic                                 $  0.20  $   0.14   $   0.80  $    1.21
                                        =======  =========  ========  ==========
  Diluted                               $  0.20  $   0.09   $   0.70  $    0.34
                                        =======  =========  ========  ==========

Weighted average common shares
  outstanding (as adjusted):
  Basic                                  30,110     2,143     21,177      6,338
  Diluted                                31,249    23,679     28,637     27,583

(1) The Company believes the adjusted net income and per share amounts (non-GAAP measures) provide a useful supplement to net income (loss) when comparing 2002 results with 2001 results due to (i) the adoption of SFAS No. 142 on December 31, 2001, which ceased the amortization of goodwill and other intangibles with an indefinite useful live, (ii) the costs associated with the recapitalization of the Company in 2001, and the early extinguishment of debt related to such recapitalization, and (iii) the charge taken in the fourth quarter of 2002 associated with a bankrupt client. The adjusted net income and per share amounts are not intended to represent net income for the period, and they should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.


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MRN Announces Record Revenues for Fourth Quarter
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                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                      Dec. 29,     Dec. 30,
                                                        2002         2001
                                                      --------     --------

                                     ASSETS

Current assets:
  Cashand cash equivalents                           $   4,595    $  11,253
  Accounts receivable, net                              93,780       65,191
  Other current assets                                  10,221        6,047
                                                     ---------    ---------
      Total current assets                             108,596       82,491

Furniture, fixtures and office equipment, net           12,643        7,316
Goodwill, net                                          114,437       66,958
Other assets, net                                       12,407        5,254
                                                     ---------    ---------
      Total assets                                   $ 248,083    $ 162,019
                                                     =========    =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                   $   5,149    $   5,272
  Accrued payroll and related liabilities                9,366        8,949
  Current portion of long-term debt                      8,775       10,035
  Other current liabilities                              4,160        3,516
                                                     ---------    ---------
      Total current liabilities                         27,450       27,772

Long-term debt, net of current portion                  69,225      105,000
Senior unsecured debt                                        -       59,319
Other long-term obligations                              5,740        3,033
                                                     ---------    ---------
      Total liabilities                                102,415      195,124

Redeemable preferred stock                                   -      124,617

Total common stockholders' equity (deficit)            145,668     (157,722)
                                                     ---------    ---------

      Total liabilities, redeemable preferred
         stock and stockholders' equity (deficit)    $ 248,083    $ 162,019
                                                     =========    =========


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